Exhibit 99.1

News Release

ACI Worldwide Announces Upsize and Pricing of Senior Notes

NAPLES, FLA – August 7, 2018 – ACI Worldwide (Nasdaq: ACIW) today announced that it priced an offering of $400 million of its 5.750% Senior Notes due 2026 (the “notes”). The offering was upsized from the previously announced $300 million aggregate principal amount. The issuance of the notes is anticipated to close on August 21, 2018, subject to customary closing conditions.

ACI intends to use the net proceeds of the offering to redeem in full its outstanding 6.375% Senior Notes due 2020 (the “2020 notes”) and to pay accrued and unpaid interest on the 2020 notes, to repay a portion of the outstanding amount under the term loan portion of its credit facility and for general corporate purposes.

The notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and other applicable securities laws.

This press release is not an offer to sell or the solicitation of an offer to buy the notes or the 2020 notes, nor shall there be any offer, solicitation, sale or purchase of the notes or the 2020 notes in any jurisdiction in which such offer, solicitation, sale or purchase would be unlawful. This notice is being issued in accordance with Rule 135c under the Securities Act.

About ACI Worldwide

ACI Worldwide, the Universal Payments (UP) company, powers electronic payments for more than 5,100 organizations around the world. More than 1,000 of the largest financial institutions and intermediaries, as well as thousands of global merchants, rely on ACI to execute $14 trillion each day in payments and securities. In addition, myriad organizations utilize our electronic bill presentment and payment services. Through our comprehensive suite of software solutions delivered on customers’ premises or through ACI’s private cloud, we provide real-time, immediate payments capabilities and enable the industry’s most complete omni-channel payments experience.

Forward-Looking Statements

This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. Generally, forward-looking statements do not relate strictly to historical or current facts and may include words or phrases such as “believes,” “will,” “expects,” “anticipates,” “intends,” and words and phrases of similar impact. The forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements in this press release include, but are not limited to, statements regarding the offering of the notes and the redemption of the 2020 notes.

All of the forward-looking statements contained in this release are expressly qualified by risks relating to the ability of ACI to consummate the offering of the notes and the redemption of the 2020 notes, as well as the additional risk factors discussed in ACI’s filings with the Securities and Exchange Commission. For a detailed discussion of these risk factors, you should review ACI’s filings with the Securities and Exchange Commission, including its most recently filed Annual Report on Form 10-K and its subsequently filed Quarterly Reports on Form 10-Q.

For more information contact:

John Kraft, Vice President, Investor Relations & Strategic Analysis

ACI Worldwide

239-403-4627

john.kraft@aciworldwide.com